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                                                                   EXHIBIT 11.1

                               SEAMED CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE

                                                                      QUARTER ENDED
                                                                       SEPTEMBER 30
                                                                   -------------------
                                                                   1997           1996
                                                                   ----           ----
PRIMARY
  Weighted average common shares outstanding..............      5,268,899         671,797
  Class B and C convertible redeemable
    preferred stock classified as common stock
    equivalents ..........................................              0       1,376,559
  Net effect of dilutive stock options based on
    the treasury stock method using average
    market price..........................................        329,205         320,575
  Net effect of dilutive stock warrants based
    on the treasury stock method using average
    market price..........................................         28,711           9,704
  Net effect of stock options granted or
    exercised at less than offering price during
    the 12 mos prior to the Company's filing of
    its initial public offering ("ipo"), calculated
    using the treasury stock method at an offering
    price of $11 per share................................              0          99,052
                                                                ---------       ---------
Total weighted average shares outstanding.................      5,626,815       2,477,686
                                                                =========       =========
Net income................................................        906,846         486,584
  Less accretion of cumulative preferred stock
    dividends.............................................              0         -65,763
                                                                ---------       ---------
  Adjusted income for computation of primary
    earnings per share....................................        906,846         420,821
                                                                =========       =========
Primary net income per share..............................          $0.16           $0.17
                                                                =========       =========
FULLY DILUTED:
  Weighted average common share outstanding...............      5,268,899         671,797
  Weighted average of all convertible
    redeemable preferred stock outstanding................              0       2,934,209
  Net effect of dilutive stock options based
    on the treasury stock method using the
    greater of average or ending market price.............        334,648         356,385
  Net effect of dilutive stock warrants based
    on the treasury stock method using the
    greater of average or ending market price.............         29,074          16,803
  Net effect of stock options granted or
    exercised at less than offering price
    during the 12 mos prior to the Company's
    filing of its ipo, calculated using the
    treasury stock method at an offering price
    of $11 per share......................................              0          97,388
                                                                ---------       ---------
Total weighted average shares outstanding.................      5,632,621       4,076,402
                                                                =========       =========
Net income................................................        906,846         486,584
                                                                =========       =========
Fully diluted net income per share........................          $0.16           $0.12
                                                                =========       =========
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